Exhibit 1.1

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

BYLAWS

Name; Corporate Purpose; Domicile; Nationality; Duration

ARTICLE ONE. Name.

The name of the Company is Grupo Aeroportuario del Centro Norte, which will in all instances be followed by the words “Sociedad Anónima Bursátil de Capital Variable” or their abbreviation, “S.A.B. de C.V.”   With respect to matters not contemplated in these bylaws, the company will abide by the provisions of the Securities Market Law (Ley del Mercado de Valores), the provisions issued in accordance with such law by the corresponding authorities and supplementary by the provisions of the General Law of Business Corporations (Ley General de Sociedades Mercantiles).

ARTICLE TWO. Corporate Purpose.

The Company’s purpose is:

1. To acquire, as founder or through acquisitions, shares of or interests or participations in privately- or state-owned companies engaged in the management, operation (including the provision of aeronautical, complementary, commercial and construction services) and/or development of civilian airports pursuant to the Airport Law and its Regulations; to participate in the capital stock of companies engaged in the provision of all types of services; to vote, as a group and in the same manner, as prescribed by these bylaws or as directed by the Board of Directors, the shareholders’ meeting or any other person authorized by these bylaws to issue such a directive, any shares of stock of any other company owned thereby; and to sell, transfer or dispose of any such shares, participations or other securities in accordance with the applicable law.

2. To receive from any other Mexican or foreign entity, company or individual, and to provide to any company in which it may hold any interest or participation or to any other entity, company or individual, any services required to achieve its or their purposes, including, without limitation, any industrial, administrative, accounting, marketing or financial consulting services associated with the management, operation, construction and/or development of airports.

3. To apply for and obtain, by any means, directly or through its subsidiaries, concessions and permits to manage, operate, build and/or develop airports, provide airport development services or conduct other related activities, including, without limitation, storage and other activities to supplement or improve its service offerings, and grant guaranties in respect of such concessions and permits. Subject to the applicable law and the terms of the relevant concessions, the Company may also receive, directly or through its subsidiaries, the proceeds from the use of any civilian airport infrastructure, the execution of any agreement, the provision of any service or the conduction of any business activity. The Company may also provide merchandise handling, storage and custody services at bonded facilities in the manner prescribed by the applicable law and subject to any necessary concessions or authorizations. The Company may also provide, coordinate, direct, supervise and/or render merchandise loading, unloading and handling services as provided by the applicable law.

4. To obtain, acquire, use, transfer and grant or secure licenses in respect of all types of patents, invention certificates, registered trademarks, trade names, copyrights or any rights associated therewith, whether in the United Mexican States or abroad.

5. To obtain all types of secured and unsecured loans or credit facilities, and to grant loans to any association, company, entity or individual in which it holds more than 50% (fifty percent) of the capital stock with voting rights or which is otherwise under its control (as such term is defined in Article Six).

6. To provide all types of collateral and guaranties in respect of any credit instrument issued or obligation assumed thereby or by any entity in which it holds more than 50% (fifty percent) of the shares of stock with voting rights or which is otherwise under its control (as such term is defined in Article Six).

7. To issue, subscribe, accept and endorse all types of credit instruments, including secured and unsecured debentures.

8. To issue unsubscribed shares of any series of stock, which will be maintained as treasury shares for their delivery upon subscription, and to enter into option agreements with third parties providing for the right to subscribe and pay for any such shares. The Company may also issue unsubscribed shares pursuant to Article 53 and other related provisions of the Securities Market Law.

9. To maintain, hold, sell, transfer, dispose of or lease all types of assets, personal and real property and rights thereto as may be necessary or convenient to achieve its corporate purpose or the purpose of any association or company in which it holds an interest or participation.

10. Generally, to carry out and execute any related, incidental or ancillary activities, agreements and transactions that may be necessary or convenient to achieve the abovementioned purposes.

ARTICLE THREE. Domicile.

The Company’s domicile is Mexico City, Federal District. However, it may establish offices, agencies or branches in any other jurisdiction within the Mexican Republic or abroad and designate contractual addresses without any such circumstance constituting a change of domicile.

ARTICLE FOUR. Nationality.

The Company’s nationality is Mexican. Any foreign person who may upon incorporation of the Company or at any time thereafter acquire an interest or participation therein, will be considered as Mexican in respect of any shares or rights acquired therefrom, of any assets, rights, concessions, participations or interests held by the Company or of any rights and obligations arising from any agreement to which the Company is party, and will be deemed to have agreed not to invoke the protection of its own government under penalty, in the event of violation of such agreement, of forfeiting in favor of the Mexican government any rights or property acquired thereby.

ARTICLE FIVE. Duration.

The duration of the Company’s corporate existence is indefinite.

Capital Stock; Shares

ARTICLE SIX. Capital Stock.

The Company’s capital is variable. The minimum fixed portion of the Company’s capital, which may not be withdrawn, is $4,408,446,926.75 (four billion four hundred eight million four hundred forty six thousand nine hundred twenty six pesos 75/100 Mex.Cy.) and is represented by 352,675,000 (three hundred fifty two million six hundred seventy five thousand) fully subscribed and paid-in Class I shares of common stock, no par value, issued in registered form. The variable portion of the Company’s capital is unlimited and will be represented by such number of Class II shares of common stock, no par value, issued in registered form and with such other characteristics as the shareholders’ meeting that approves the issuance of such shares may determine. The shares of both classes of stock will be divided into two series, as follows:

1, Series B shares. Series B shares may be held by any person, including any individual, company or entity considered as a foreign investor pursuant to Article 2 of the Foreign Investments Law; and

2. Series BB shares. Series BB shares are subject to no ownership restrictions, are issued pursuant to Article 112 of the General Law of Business Corporations and may be held by any person, including any individual, company or entity considered as a foreign investor pursuant to Article 2 of the Foreign Investments Law. Pursuant to Article 112 of the General Law of Business Corporations, Series BB shares are subject to the following provisions:

(a) Holders of the Series BB shares have the right to elect, by majority of votes, three (3) members of the Board of Directors and their alternates, who will have the special rights and powers provided in these bylaws. The special rights conferred by these bylaws to the holder of the Series BB shares or the directors elected thereby, including, without limitation, the rights set forth in Articles Eighteen, Nineteen and Forty Four will cease upon termination of the Technical Assistance and Technology Transfer Agreement referred to in subparagraph (c) below without need to amend these bylaws, provided that such agreement is validly terminated in accordance with its terms and conditions;

(b) Series BB shares may only be transferred after conversion into Series B shares in accordance with Article Eleven hereof, unless (i) such shares are acquired by the Federal Government, a decentralized entity of the federal public administration or a state-owned company, or (ii) such shares are transferred to a Related Person who is not an individual and who satisfies the requirements set forth in Section 3.2 of the public bidding notice and guidelines relating to the Company’s shares, published in the Official Gazette of the Federation on December 17, 1999, prior 15 (fifteen) days’ notice to the Ministry of Communications and Transportation evidencing the satisfaction of such requirements, and

(c) Notwithstanding subparagraph (b) above, Series BB shares may be converted into Series B shares after 15 (fifteen) years from June 8, 2000, the date of execution of the Technical Assistance and Technology Transfer Agreement between the Company and the holder of the Series BB shares (the “Strategic Partner”), provided that the extraordinary shareholders’ meeting, by the affirmative vote of at least 51% (fifty one percent) of the Series B shares not held by the Strategic Partner or its Related Persons, (i) approves such conversion, and (ii) resolves not to renew the Technical Assistance and Technology Transfer Agreement. However, if following the expiration of such 15 (fifteen) year period the Strategic Partner were to hold, directly or indirectly, less than 7.65% (seven point sixty five percent) of the Company’s capital in the form of Series BB shares, such shares must be converted into Series B shares.

For purposes of these bylaws, Related Person means, with respect to any person:  (i) any individual or corporation directly or indirectly controlling, controlled by or under common control with such person, as the case may be; (ii) any person having the capacity to determine the business policies of such person; (iii) in the case of an individual, an individual having a blood or civil kinship in direct line within and including the fourth degree with such person; (iv) with respect to the Company, the Strategic Partner; and (v) with respect to the Strategic Partner, its shareholders and their respective Related Persons (as such term is defined elsewhere in this paragraph) or any party to the operating agreement pursuant to which the Strategic Partner fulfills its obligations under the Technical Assistance and Technology Transfer Agreement.

For purposes of the preceding paragraph, “control” means: (a) the ownership, directly or indirectly, of 20% (twenty percent) or more of the capital stock with voting rights of a person; (b) the right to elect the majority of the members of the Board of Directors or officers of a person; (c) the ability to veto resolutions that could otherwise be adopted by the majority of a person’s shareholders, or a person’s right to approve any resolution that could, in accordance with the law, otherwise be approved by the ordinary shareholders’ meeting; or (d) the existence of commercial relations representing 15% (fifteen percent) or more of a person’s total consolidated annual revenues.

In addition, in the event of termination of the Technical Assistance and Technology Transfer Agreement, the Series BB shares will be automatically converted into Series B shares.

Foreign persons may not directly or indirectly own at any time more than 49% (forty nine percent) of the Company’s capital stock unless the National Commission of Foreign Investments issues a resolution pursuant to Article 19 of the Airport Law and Article 8 of the Foreign Investment Law, authorizing foreign investors to hold more than such 49% (forty nine percent).

The Company may issue unsubscribed shares of any class of stock, which will be maintained as treasury shares for their delivery upon subscription. Any Class II shares held in the Company’s treasury, in respect of which the Company may have granted any subscription and payment options, will be converted into Class I shares upon exercise of such options and payment of such shares by the option holders and, accordingly, the minimum fixed portion of the Company’s capital will be automatically increased and the Board of Directors, within 30 (thirty) days following the exercise of such options, will call a general extraordinary shareholders’ meeting to amend this Article Six so as to reflect the new amount of the minimum fixed portion of the Company’s capital as a result of the exercise of such options. The Company may also issue unsubscribed shares pursuant to Article 53 of the Securities Market Law.

All shares confer equal rights and obligations to all holders within each series. All provisional and definitive stock certificates must satisfy the requirements set forth in Article 125 of the General Law of Business Corporations, may represent one or more shares, must be signed by a director elected by the holders of the Series B shares and a director elected by the Series BB shares, and must contain a transcript of this Article, as well as of Articles Ten, Eleven, Twelve, Thirteen and Fourteen hereof.

With respect to any shares deposited with a securities deposit institution, the Company may deliver to such institution multiple stock certificates or a single stock certificate representing all or a portion of the shares of the relevant issue so deposited. In such event, the certificates representing such shares will bear the legend “for deposit with” the relevant securities deposit institution and will not need to state the name, address or nationality of the actual holder. If the Company and the securities deposit institution so agree, the Company may issue stock certificates without dividend coupons. In such event, pursuant to the Securities Market Law the deposit certificates issued by such institution will serve as dividend coupons. The Company must issue all definitive stock certificates within 180 (one hundred eighty) calendar days from the date of approval of the relevant issue or exchange.

ARTICLE SEVEN. Registration.

The Company will have a share registry that may be maintained by the Company itself or by a Mexican credit institution or an authorized securities deposit institution acting as Registrar on its behalf. All subscriptions, acquisitions and transfers of shares must be recorded in such registry. The share registry must contain the name, address and nationality of the Company’s shareholders and their transferees. Pursuant to the Securities Market Law, so long as the Company’s shares are listed on any stock exchange, the share registry must be updated annually based upon the records and information maintained by the securities deposit institution with which such shares are deposited.

The share registry will be closed during the period from the third business day preceding any shareholders’ meeting until and including the date of such meeting, and no transaction will be recorded therein during such period.

Pursuant to Articles 128 and 129 of the General Law of Business Corporations, and Articles 290, 293 and other related provisions of the Securities Market Law, only those persons listed on the share registry will be recognized as shareholders by the Company.

ARTICLE EIGHT. Cancellation of the Registration.

So long as the Company’s shares are registered with the National Securities Registry pursuant to the Securities Market Law and the regulations issued by the National Banking and Securities Commission, if the Company decides to cancel such registration or if the National Banking and Securities Commission orders such cancellation, the Company will be required to conduct a public tender offer to purchase such shares in accordance with the procedure set forth in Article 108 of the Securities Market Law.

Upon completion of such tender offer, the Company will be required to create a trust with a term of at least six months, with amounts sufficient to purchase, at the same offering price, all the shares held by investors not participating in the tender offer.

Any person(s) who may exercise the control of the Company as of the date of the tender offer will be jointly liable for the compliance of the provisions contained in the foregoing Article.

The tender offer will also be subject to Articles 96, 97, 98 sections I and II, and the first paragraph of Article 101, of the Securities Market Law.

Not earlier than 10 (ten) business days prior to the offering date, the Board of Directors, based upon the opinion of the Corporate Practices Committee, will prepare and disclose to the public, through the applicable stock exchange, an opinion regarding the offering price and any conflicts of interests on the part of the directors in connection with the tender offer. The opinion of the Board of Directors may be accompanied by the opinion of an independent expert retained by the Company.

The Company, based upon its financial condition and prospects and subject to the prior authorization of the Board of Directors based upon an opinion from the Corporate Practices Committee duly supported by the opinion of an independent expert, may apply for authorization from the National Banking and Securities Commission to determine the offering price in accordance with a different method, stating in its application the reasons that justify the establishment of a different offering price.

The amendment of the foregoing Article will require the affirmative vote of at least 95% (ninety five percent) of the shares entitled to vote in connection therewith at an extraordinary shareholders’ meeting.

ARTICLE NINE. Repurchase of Shares.

Subject to the prior authorization of the Board of Directors, the Company may choose to repurchase its own shares or any securities representing such shares, without being subject to the prohibition contained in the first paragraph of Article 134 of the General Law of Business Corporations, provided that:

1. The acquisition must be carried out through the Mexican Stock Exchange;

2. The acquisition and, as the case may, resale of such shares must be carried out through the Mexican Stock Exchange at their market price, unless a public offer or auction has been authorized by the National Banking and Securities Commission;

3. The purchase price must be charged either to the stockholders’ equity, in which case the shares acquired will be held by the Company for its own account without any requirement to adopt a reduction in capital stock, or to the paid-in capital, in which case such shares will be converted to unsubscribed shares without any requirement for shareholder consent. The Company may convert any shares acquired pursuant to this Article Nine to unsubscribed shares. In either case, the Company must disclose the amount of its paid-in capital together with the amount of its authorized capital that is represented by unsubscribed shares.

4. The general ordinary shareholders’ meeting shall determine the maximum amount of resources to be used in the fiscal year for the repurchase of shares or other securities representing such shares, provided that the aggregate amount of resources that may be used for such repurchases may not exceed the aggregate amount of the Company’s net profits, including any retained earnings.

5. The Company may not be delinquent on payments due on any outstanding debt issued by it that is registered with the National Securities Registry; and

6. Any acquisition or resale of the Company’s shares or other securities representing such shares must be in conformity with the percentage requirements of Article 54 of the Securities Market Law, and must not result in a default with the registration maintenance requirements imposed by any stock exchange on which such shares or securities are listed.

The repurchased shares or other securities representing such shares, and the unsubscribed shares issued by the Company, may be placed among the public without any requirement for shareholder or Board of Directors consent. For purposes hereof, the provisions of Article 132 of the General Law of Business Corporations will not be applicable.

So long as the shares are held by the Company, they may not be represented or voted at any shareholders’ meeting and will not confer any corporate or financial rights or be considered as outstanding for purposes of the calculation of the quorum and voting requirements at shareholders’ meetings.

Entities controlled by the Company may not acquire, directly or indirectly, any shares of the Company’s stock or other securities representing such shares. The foregoing prohibition is not applicable to the acquisition of Company shares through mutual funds.

The provisions of this Article Nine are extensive to any acquisition or sale of derivatives or options whose underlying securities are shares of the Company’s stock and which are payable in kind, except that the acquisition or transfer of such instruments will not be subject to subparagraphs (1) and (2) hereof.

The acquisition or sale of any Company shares pursuant to this Article Nine, the reports required to be submitted to the shareholders’ meeting in connection therewith, the provisions applicable to the disclosure of information regarding such transactions, and the manner and terms in which such transactions must be notified to the National Banking and Securities Commission, the Mexican Stock Exchange and the public, will be subject to the regulations issued by the National Banking and Securities Commission.

ARTICLE TEN. The ownership of shares of the Company’s capital stock by any person will not be subject to any percentage restrictions other than those set forth in the applicable law and these bylaws.

ARTICLE ELEVEN. Transfer of Series BB Shares.

Series BB shares may only be transferred after conversion into Series B shares of the relevant class of stock, provided that so long as the Technical Assistance and Technology Transfer Agreement between the Company and the Strategic Partner remains in effect, any such transfer will be subject to the following rules: (i) 51% (fifty one percent) of the Series BB shares will not be transferable until after seven (7) years from the date of acquisition thereof (the “Seven-Year Waiting Period”); and (ii) up to 49% (forty nine percent) of the Series BB shares will be transferable at any time. After the Seven-Year Waiting Period, holders of the Series BB shares may transfer annually up to one eighth of the aforementioned 51% (fifty one percent). Holders of the Series BB shares may transfer or otherwise dispose of, at any time and without any restriction, up to 49% (forty nine percent) of the shares held thereby directly or indirectly.

Subject to the restrictions set forth in the preceding paragraph, any holder of Series BB shares who may wish to convert such shares into Series B shares in anticipation to their transfer, must give notice of such circumstance to the Board of Directors. The Board of Directors, within 15 (fifteen) business days from such notice, will exchange the relevant share certificates.

ARTICLE TWELVE. Public Tender Offers.

So long as the Company’s shares are listed on any stock exchange, if the applicable law provides for a voluntary or mandatory public tender offer for the purchase of shares, such offer will be conducted as follows:

1. Any person intending to acquire or attain by any means, directly or indirectly, 30% (thirty percent) or more of the Company’s capital through a single transaction or a series of related transactions of whichever nature, must carry out such acquisition through a public tender offer in accordance with the applicable law and the following rules:

(a) The offer must be made in respect of all series of shares representing the Company’s capital;

(b) The offering price must be identical for all classes or types of shares;

(c) The offer must be made in respect of (i) the percentage of the Company’s capital represented by the shares to be purchased, or 10% (ten percent) of the Company’s total capital, whichever is greater, so long as the buyer’s aggregate interest following the offering does not convey thereto the ability to control the Company, or (ii) 100% (one hundred percent) of the Company’s shares if the buyer intends to acquire the control of the Company;

(d) The offering documents will indicate the maximum number of shares subject matter thereof and, if applicable, the minimum number of shares that must be purchased as a condition for the completion thereof;

(e) The buyer may not pay, deliver or provide to any person or group of persons related to the recipients of the offer, any consideration that includes a premium or overprice additional to the offering price. The prohibition contained in this subparagraph (e) will not be applicable to any consideration associated with the execution of any agreement in connection with the offering (including, without limitation, any assignment, termination or other agreement between the Company and the Strategic Partner by reason of any agreement in effect between them), pursuant to which a person is subject to affirmative or negative covenants in favor of the buyer or the Company, provided that such agreement has been approved by the Board of Directors based on the opinion of the Audit Committee and disclosed to the public.

2. The conduction of a public tender offer pursuant to paragraphs (1) above or (3) below must be approved by a majority of the members of the Board of Directors elected by the holders of each separate series of the Company’s capital stock.

3. If the buyer intends to acquire the control of the Company through a public tender offer pursuant to paragraph 1 above, the Board of Directors’ approval process will be subject to the provisions of Section IV of the Securities Market Law applicable to shareholders’ meetings and shareholder rights, to the extent that such provisions do not conflict with the provisions of this Article Twelve. For purposes hereof:

(a) The buyer must inform the Company, through the Board of Directors, of the terms and conditions pursuant to which it intends to conduct the offering (the “Offering Notice”);

(b) The Board of Directors, immediately upon receipt of the Offering Notice, will (i) file notice of the occurrence of a relevant event with the Mexican Stock Exchange in accordance with the applicable law, and (ii) forward the Offering Notice to all the shareholders;

(c) The Board of Directors must issue an opinion, based on the opinion of the Corporate Practices Committee, with respect to (i) the offering price or other applicable consideration, (ii) the other terms and conditions of the tender offer, and (iii) any conflicts of interest that the members of the Board of Directors may have in connection therewith;

(d) The opinion of the Board of Directors pursuant to subparagraph (c) above may be accompanied by the opinion of an independent expert retained by the Company;

(e) The Board of Directors will make available to the public, through the Mexican Stock Exchange, the opinions referred to in subparagraphs (c) and (d) above within three (3) months from the receipt of the Offering Notice, and

(f) The members of the Board of Directors and the Chief Executive Officer must disclose to the public, together with the opinions referred to in subparagraphs (c) and (d) above, their decision concerning the shares of stock of the Company owned by them.

If the Board of Directors approves the offering terms and conditions, the buyer will be required to obtain, prior to the commencement of such offering, authorization (whether express or implied) from the Ministry of Communications and Transportation (the “SCT”) in connection with the change in control.

Pursuant to Article 23 of the Airport Law, and exclusively for purposes of the preceding paragraph, it will be deemed that a person or group of persons will acquire the control of the Company if upon completion of the offering such person or group of persons will own 35% (thirty five percent) or more of the Company’s capital, have the ability to determine the outcome of any decision adopted by the general shareholders’ meeting, have the power to elect a majority of the members of the Board of Directors or otherwise control the Company.

If the Board of Directors approves the offering terms and conditions, the buyer will be required to carry such other actions as may be necessary in connection therewith, including, without limitation, obtaining any necessary governmental authorizations and giving any notices required by law.

For purposes of this Article Twelve, the Company will cooperate with the buyer to any extent necessary in order to give such notices.

4. If prior to the commencement of the offering, the holders of the Series BB shares express interest in participating therein (which expression of interest will not constitute an obligation to subsequently participate in the offering), then the commencement of the offering will be conditioned upon obtaining any necessary authorizations from the SCT and any authorizations necessary to replace a shareholder of the Strategic Partner in such shareholder’s capacity as Mexican Partner or Airport Partner, as the case may be.

Notwithstanding the provisions contained in the foregoing Article, no public tender offer will be necessary in the event of:

1. Any acquisition or transfer of shares through succession, either by will, bequest or other causa mortis provision or instrument;

2. Any increase in a shareholders’ ownership interest as a result of a decrease in the number of shares outstanding after a repurchase or redemption of shares;

3. Any increase in a shareholder’s ownership interest as a result of the subscription by such shareholder of any shares issued in connection with a capital increase, in proportion to the number of shares previously owned thereby pursuant to Article 132 of the General Law of Business Corporations;

4. Any acquisition of shares by the Company or its subsidiaries, by any trust created by the Company or its subsidiaries, or by any other person controlled by the Company or its subsidiaries; or

5. Any acquisition of shares by (a) any person who controls the Company, (b) any entity controlled by the person referred to in (a) above, (c) any heir of the person referred to in (a) above, (d) any direct predecessor or successor of the person referred to in (a) above, or (e) the person referred to in (a) above, if such person is repurchasing shares from any of the entities referred to in (b) above or from any of the predecessors or successors referred to in (c) and (d) above.

ARTICLE THIRTEEN. Capital Increases and Decreases.

Except for the decrease of the Company’s capital pursuant to Article Nine hereof, any decrease or increase in the minimum fixed portion of the Company’s capital must be approved by an extraordinary shareholders’ meeting, subject to the provisions of these bylaws and the General Law of Business Corporations.

Any increase or decrease in the variable portion of the Company’s capital must be approved by an ordinary shareholders’ meeting in accordance with the voting requirements set forth in these bylaws. The minutes of such meeting must be notarized but need not be registered with the Public Registry of Commerce.

Pursuant to Article 53 and other related provisions of the Securities Market Law, the Company may issue and hold within its treasury any unsubscribed shares for their subsequent placement through a public offering, provided that (i) the general extraordinary shareholders’ meeting will approve the maximum amount of the corresponding capital increase and the conditions for the placement of such shares, (ii) such shares must be subscribed through a public offering subject to their prior registration with the National Securities Registry, in each case in accordance with the Securities Market Law and its regulations, and (iii) the Company must disclose the amount of its paid-in capital together with the amount of its authorized capital represented by unsubscribed shares. The preemptive rights set forth in Article 132 of the General Law of Business Corporations will not be applicable in the event of a capital increase for purposes of conducting a public offering.

Pursuant to Article 132 of the General Law of Business Corporations, in the event of an increase of the Company’s capital stock, shareholders will have a preemptive right to subscribe and pay for new shares issued as a result of such increase in proportion to their interest at the time, unless the new shares (a) are issued for placement in accordance with Article 53 of the Securities Market Law, (b) are issued as a result of the Company’s merger, (c) are issued for purposes of making an in-kind distribution, (d) are issued in connection with the capitalization of the Company’s liabilities, or (e) are issued as unsubscribed shares for the conversion of convertible debentures pursuant to Article 210-Bis of the General Law on Negotiable Instruments and Credit Transactions.

The Company may increase its capital in the events set forth in Article 116 of the General Law of Business Corporations, and such capital increases may be paid for in cash or kind or through the capitalization of liabilities, reserves or other items of the stockholders’ equity. Share certificates have no par value and, accordingly, pursuant to Article 53 and other related provisions of the Securities Market Law, and Article 210-Bis of the General Law of Negotiable Instruments and Credit Transactions, there will be no need to issue new share certificates as a result of a capital increase through the capitalization of subscription premiums, retained earnings or valuation reserves, except as otherwise directed by the shareholders’ meeting that approves such capital increase.

No new shares may be issued until all previously issued shares are paid in full.

The preemptive right to subscribe and pay for new shares issued as a result of a capital increase pursuant to the foregoing Article, must be exercised within 15 (fifteen) business days after the publication of the notice of the corresponding shareholder resolution in the Official Gazette of the Federation and in one of the newspapers of greater circulation in the Company’s domicile.

Notwithstanding the above, if all shares of the Company’s stock were duly represented at the relevant shareholders’ meeting, the aforementioned 15 (fifteen) day term will run from the date of such meeting and the shareholders will be deemed to have received notice of the relevant resolution as of such date. In such event, no notice will need to be published.

All increases in the variable portion of the Company’s capital must be recorded in the Capital Variations Registry maintained thereby.

Holders of shares representing the variable portion of the Company’s capital will not be entitled to exercise the withdrawal rights otherwise provided by Article 220 of the General Law of Business Corporations.

Capital decreases may be approved in order to offset losses, reimburse shareholder contributions, release such shareholders from any unsatisfied share payment obligations, or any other purpose set forth in Article 206 of the General  Law of Business Corporations. Decreases in the minimum fixed portion of the Company’s capital must be approved by a general extraordinary shareholders’ meeting, will be subject to the amendment of Article Six hereof and, unless approved solely to offset any losses, will be subject to the satisfaction of the requirements set forth in Article 9 of the General Law of Business Corporations.

Capital decreases approved in order to offset losses or reimburse shareholder contributions will be allocated pro rata among the fixed and variable portions and both series of shares of the Company’s capital. If unanimously approved by the shareholders, capital reductions in order to reimburse shareholder contributions may be allocated pursuant to other basis or solely among those shareholders who may elect to receive such reimbursements.

The Company’s capital may in no event be decreased below the minimum fixed amount thereof, and any decrease in the variable portion of the Company’s capital must be recorded in the Capital Variations Registry maintained thereby.

ARTICLE FOURTEEN. Acquisition of Shares by Subsidiaries.

Subsidiaries and other entities controlled by the Company may not, directly or indirectly, hold any shares representing the capital stock of the Company or any entity of which the Company is a subsidiary, except that subsidiaries may acquire shares of stock of the Company for distribution to their or the Company’s officers or employees pursuant to an stock option or stock purchase plan in conformity with the Securities Market Law.

Board of Directors

ARTICLE FIFTEEN. Composition.

The management of the Company will be entrusted to a Board of Directors.

The Board of Directors will at all times consist of at least 11 (eleven) directors, provided that the number of directors must at all times be an uneven number and at least 25% (twenty five percent) of the directors must be independent in terms of Article 24 of the Securities Market Law and the regulations issued by the National Banking and Securities Commission.

Pursuant to Article 50, Section I of the Securities Market Law, any holder or group of holders of Series B shares representing 10% (ten percent) of the Company’s capital will have the right to elect one member of the Board of Directors. Holders of Series BB shares will have the right to elect three (3) members of the Board of Directors and their alternates, subject to the provisions contained in Article Six of these bylaws. The directors elected by the minority shareholders may only be removed if all other directors are also removed.

The election of the members of the Board of Directors by the shareholders will be subject to the following rules:

The members of the Board of Directors will be designated or ratified, as the case may be, by a proposal of the Board of Directors, during the Annual Shareholders Ordinary Meeting called to inform of the approval of the report referenced under article 172 of the General Law of Business Corporations.

The members of the Board of Directors will remain in their position for a period of one year, with the following exceptions: (i) death or disability of the Director; (ii) resignation of the Director; (iii) the appearance of an impediment in accordance with the applicable law; or (iv) when it is so approved by 51% (fifty one percent) of the shareholders’ ownership interest gathered at the applicable Shareholders’ General Ordinary Meeting, with exclusion of the three directors that the holders of the Series BB shares are entitled to appoint.  The directors will continue to remain in office for up to 30 (thirty) days after the expiration of their terms or their resignation if their successors have not been appointed or taken office, and in such event they will not be subject to Article 154 of the General Law of Business Corporations.

Under any of the cases referred to under items (i) to (iii) of the previous paragraph, the position of Director will be held by an individual named by the Board of Directors as temporary designated Director, or the Shareholders’ Annual Ordinary Meeting is held to ratify the temporary Director or it designates a new Director to enter in his substitution until the end of the term of such Director.  Should one of the cases referred to under items (i) to (iii) of the previous paragraph apply to the temporary Director, the Board of Directors will designate a temporary Director in his substitution that will remain in office until the next Shareholders’ Annual Ordinary Meeting meets to ratify or designate the new Director that would substitute said temporary Director until the end of the term of the Director that is no longer part of the Board of Directors.

Shareholders’ meetings held to appoint the members of the Board of Directors will first appoint the directors designated by (i) any holder or group of holders of Series B shares representing 10% (ten percent) of the Company’s capital, (ii) the holders of the Series BB shares, and (iii) if (a) the number of directors so far appointed is less than eleven, (b) the number of such directors is not an uneven number, or (c) the number of independent directors represents less than 25% of the Board of Directors, the shareholders meeting will designate the missing members by majority of votes.

The directors and, as the case may be, their alternates, must be of recognized experience, may or not be shareholders, may be reelected and will receive such compensations that the Shareholders Meeting, at the recommendation proposed by the Board of Directors.

Pursuant to the Securities Market Law, the Company will be required to indemnify the directors against any damages suffered by them in connection with the performance of their duties with the Company or any entity under its control or in which it has a significant influence, except in the event of bad faith, willful misconduct or unlawful actions on the part of such directors. To such effect, the Board of Directors may recommend to the shareholders’ meeting the purchase of insurance or bond policies in the amount necessary to satisfy such indemnification obligations.

ARTICLE SIXTEEN. Chairman and Secretary.

The Chairman of the Board, the Secretary and the Alternate Secretary will be appointed by majority of votes of the shareholders. In the event of an impasse, the Chairman of the Board will cast the deciding vote.

The meetings of the Board of Directors will be presided by the Chairman of the Board and, in his absence, the Director that the Board of Directors has designated for the better performance of such meeting.  The Secretary of the Board will act as secretary of the meetings, in his absence, the Alternate Secretary, and in the absence of both, the individual designated by the Board to preside the meeting.

The Secretary and the Alternate Secretary of the Board of Directors will not be considered members thereof and will have the duties and obligations set forth in the Securities Market Law.

The Chairman of the Board will have the powers and authority set forth in the applicable laws and these bylaws, or granted thereto by the Board of Directors or the shareholders’ meeting.

ARTICLE SEVENTEEN. Powers and Authority.

In addition to the provisions under Article Eighteen, the Board of Directors will have the power to instruct the Chief Executive Officer on the grant or cancellation of all kinds of general powers of attorney, special powers of attorney and/or limited powers of attorney of the Company, in favor of one or more members of the Board of Directors, employees and/or officers of the Company and or its subsidiaries and, in general, any other third party, having the capacity to include in said powers of attorney delegation and/or substitution powers of such.

ARTICLE EIGHTEEN. Duties.

The Board of Directors will exercise its powers and authority to fulfill the following duties:

1. Determine the overall strategy, annual business plan and investment budget for the Company and its subsidiaries;

2. Approve any capital investment not set forth in the approved annual budget for each fiscal year;

3. Oversee the operations of the Company and its subsidiaries, taking into consideration the relative contribution of each such subsidiary to the Company’s financial, operating and legal condition, and oversee the performance of the executive officers;

4. Propose increases to the Company’s capital to the shareholders;

5. Propose increases to the capital of the Company’s subsidiaries;

6. Approve, the master development program and any amendments thereto for each of the airports operated by the Company’s subsidiaries, for submission to the Ministry of Communications and Transportation;

7. The manner in which the shares held by the Company in its subsidiaries will be voted;

8. The Company’s management structure and of the corporations it controls;

9. The election of the Chief Executive Officer from the candidates proposed by directors elected by the holders of the Series BB shares pursuant to paragraph (i) of Article Nineteen hereof;

10. The removal for cause of the Chief Executive Officer;

11. The acquisition and transfer by the Company, of its own stock.  No such approval will be required in connection with (a) the acquisition of shares and/or other securities issued by mutual funds, or (b) the acquisition of such stock through mutual funds;

12. Create and remove new committees, delegate responsibilities thereto and change the responsibilities assigned to existing committees;

13. Appoint members of the committee(s) that oversee the functions of the Corporate Practices Committee and Audit areas, provided that (a) at least one of its members shall be appointed from those proposed by the members of the Board of Directors elected by the holders of the Series BB shares pursuant to paragraph (iv) of Article Nineteen, and (b) such appointments must be made in conformity with the independency requirements set forth in the Securities Market Law.

14. Approve and submit to the shareholders’ meetings, proposals regarding (a) the Company’s dividend policy, if any, and (b) the use of the Company’s earnings, if any;

15. Appoint provisional members of the Board of Directors, without any requirement for shareholders consent, upon occurrence of any of the events set forth in Article Fifteen hereof or Article 155 of the General Law of Business Corporations;

16. Public tender offers pursuant to Article Twelve hereof.

17. Approve the presentation at the general shareholders’ meeting held after the end of each fiscal year, of the following items:

(a) The annual reports of the Audit Committee and the Corporate Practices Committee;

(b) The annual report given by the Chief Executive Officer, together with the opinion of the external auditors;

(c) The opinion of the Board of Directors on the content of the report submitted by Chief Executive Offices as described above;

(d) The report referred to in Article 172, paragraph (b), of the General Law of Business Corporations, containing the main accounting and information guidelines used for the preparation of the financial information, and

(e) The report on the operations and activities in which the Board of Directors had intervened pursuant to the Securities Market Law.

18. Oversee, directly or through the Audit Committee, the main risks to which the Company and the entities under its control are exposed, identifying such risks on the basis of the reports submitted by the existing committees for the support of the Board of Directors, the Chief Executive Officer and the external auditors, and the accounting, internal control, internal audit, record-keeping and information systems of the Company and the entities under its control.

19. Appoint, remove and determine the duties and responsibilities of the Company’s internal auditor.

20. Approve communication policies with regards to providing information to the shareholders, the market, the directors and the executive officers.

21. Approve any actions in order to rectify any known irregularity and implement any corrective measure.

22. Approve the policies to regulate the terms and conditions subject to which the Chief Executive Officer will exercise his powers of attorney for acts of domain.

23. Instruct the Chief Executive Officer to disclose the occurrence of relevant events to the public.

24. Approve, with the prior opinion of the corporate body that conducts the functions with respect to corporate practices:

(a)           The policies and guidelines for the use or enjoyment of the goods that are part of the Company’s patrimony or that of its subsidiaries, by any related party

(b)           Each and every transaction between the Company or its subsidiaries and a related party. The following transactions need not be approved by the Board of Directors so long as they are carried out in accordance with the guidelines approved thereby:

(i) Transactions involving amounts insignificant to the Company or its subsidiaries,
(ii) Transactions between the Company and its subsidiaries or other entities under its control or in which it has a significant influence, provided that such transactions are carried out within the ordinary course of business, at market prices and are duly supported by an independent expert’s appraisal, and
(iii) Transactions with employees, provided that such transactions are carried out on the same terms as client transactions or as a result of a general employment benefit.

(c)           The authorization for any member of the Board of Directors, executive officer or person with power of command, to take advantage of business opportunities for his own benefit or for the benefit of third parties, that originally corresponded to the Company or to any entity under its control or in which it has a significant influence, and that exceed the limits set forth in paragraph 25(b) hereof.

(d)           The overall compensation of the Chief Executive Officer.

(e)           Define the guidelines for the appointment and compensation of executive officers, which must be consistent with the guidelines established in the Technical Assistance and Technology Transfer Agreement referred to in paragraph 2(c) of Article Six of these bylaws.

25. Approve, prior opinion of the corporate body that conducts the functions with respect to Audit matters:

(a)           The financial statements of the Company and its subsidiaries:

(b)           Any series of simultaneous or successive transactions by the Company or the entities under its control during any calendar year, which by reason of their nature may be considered as a single transaction, if such transactions are unusual or non-recurrent or, based on the financial information as of the end of the previous fiscal quarter, involve the following:

(i) The acquisition or sale of assets with a value equal to or exceeding 5% (five percent) of the Company’s consolidated assets or US$20,000,000.00 (twenty million U.S. dollars), including the sale of shares of stock of the Company’s subsidiaries, or

(ii) The granting of collateral or guarantees, or the assumption of liabilities whether through direct credits, leases, bonds, debentures or other securities or otherwise, equal to or exceeding 5% (five percent) of the Company’s consolidated assets, US$40,000,000.00 (forty million U.S. dollars) or in excess of the capital/debt ratio set forth in the annual business plan, which must not exceed a 50/50% (fity/fifty percent) total debt to stockholders equity ratio.

Such transactions do not include the acquisition of debt or banking instruments, provided that such acquisition is carried out in accordance with the guidelines approved by the Board of Directors;

(c)           The guidelines for the granting of loans or any type of credits or guarantees to any related party;

(d)           The guidelines regarding the Company’s internal controls and internal audits, and those of its subsidiaries:

(e)           The Company’s accounting policies, in conformity with the accounting principles, the financial information norms and the general provisions.

(f)           The hiring of the Company’s external auditors proposed by the Audit Committee pursuant to Articles Forty Seven hereof, and, if applicable, any additional or complementary external auditing services

26. Approve any resolution with respect to the matters set forth in paragraphs 1, 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24 a), 24 b), 24 c), 24 e), 25 a), 25 b), 25 c), 25 d), 25 e) and 25 f) of this Article Eighteen, subject to the consent of the members of the Board of Directors appointed by the holders of the Series BB shares. If the appointment of provisional directors pursuant to paragraph 12 hereof relates to a director who must be appointed by the holders of the Series BB shares, the directors elected by such shareholders must approve such appointment.

ARTICLE NINETEEN. Rights of the Series BB Directors.

The directors appointed by the holders of the Series BB shares, acting by unanimous consent, will have the exclusive right to:

(i) Propose to the Board of Directors the names of the candidates for appointment as Chief Executive Officer of the Company;

(ii) Propose the removal of the Chief Executive Officer of the Company;

(iii) Appoint and remove one-half of the first tier officers of the Company pursuant to the Technical Assistance and Technology Transfer Agreement referred to in paragraph 2(c) of Article Six hereof and the guidelines approved to such effect by the Board of Directors in accordance with paragraph 6(j) of Article Eighteen hereof, and

(iv) Propose the appointment of at least one member of each of the Company’s committees, subject to the satisfaction of the independency requirements set forth in the Securities Market Law.

ARTICLE TWENTY. Notice of Meetings.

Notices of meetings of the Board of Directors must be given in writing by the  Chairman, the Secretary, 25% (twenty five percent) of the directors or the chairman of the Audit Committee or Corporate Practices Committee, and must be delivered to the remaining directors by hand, certified mail with return receipt requested, facsimile or any other means approved by the directors, at least five (5) business days prior to the meeting. Notices must state the matters to be discussed at the meeting and include all necessary documents with respect thereto. The Board of Directors may discuss and approve any matter not included in the notice of a meeting if all directors or their alternates are present at such meeting. No notice will be required if all directors (or, as the case may be, their alternates) are present at the meeting.

The Chairman, the Secretary, any 25% (twenty five percent) of the directors and the chairman of the Audit Committee or Corporate Practices Committee will be authorized to include in the agenda for a meeting any matter as they may deem convenient.

ARTICLE TWENTY ONE. Board Meetings.

The Board of Directors may hold meetings at any time upon notice thereof, but shall hold a meeting at least once every three (3) months. Meetings of the Board of Directors may be held in the Company’s domicile or any other place within the Mexican Republic or abroad, as indicated in the relevant notice, provided that notices of any meetings held other than in the Company’s domicile must be given by the Chairman of the Board or at least three (3) directors. If the Chairman of the Board is not in attendance at any given meeting, such meeting shall be presided over by the director designated to such effect by the majority of the  attendants. If the Secretary and Alternate Secretary are not in attendance at any given meeting, the majority of the directors present will designate a person to act in such capacity. The minutes of all meetings of the Board of Directors must be recorded in a book expressly kept for such purpose and must be signed by the persons acting as Chairman and Secretary of the meeting.

The Secretary of the Board of Directors may authorize copies or other evidence of the minutes of any board or shareholders’ meeting, or of any entries made in the Company’s corporate books and records.

ARTICLE TWENTY TWO. Conflict of Interests.

Any member of the Board of Directors, the Audit Committee and the Corporate Practices Committee, whose interest on a given matter are in conflict with the Company’s interest pursuant to the Securities Market Law, must disclose such conflict to the Board of Directors or such committee prior to the adoption of any resolution thereon, shall withdraw from the meeting while such matter is discussed, and shall refrain from voting in connection therewith.

The members of the Board of Directors will be liable for any resolution adopted in connection with the matters referred in the above paragraph, except in the event set forth in Article 159 of the General Law of Business Corporations.

ARTICLE TWENTY THREE. Quorum.

Meetings of the Board of Directors will be duly convened if the majority of its members are present, and its resolutions will be valid if adopted by the affirmative vote of a majority of the directors, unless the affirmative vote of a specific director is required pursuant to these bylaws.

Pursuant to the last paragraph of Article 143 of the General Law of Business Corporations, the Board of Directors may validly adopt resolutions without its members being present at a formal meeting thereof. Resolutions adopted without a meeting must be approved by the affirmative vote of all the directors or, in the event of disability or permanent absence of a director, by the affirmative vote of such director’s alternate, subject to the following provisions:

1. The Chairman of the Board, on his own initiative or upon the request of any two directors, will give written notice of any resolution proposed to be adopted without a meeting to all the directors or, as the case may be, their alternates, describing the reasons that justify such circumstance. The Chairman of the Board will also provide to all such persons, upon request, all necessary documents and clarifications. The Chairman of the Board may request the assistance of the Secretary for purposes of the delivery of such notices.

2. In the event that all members of the Board of Directors or, as the case may be, their alternates, give oral confirmation to the Chairman of the Board or to any director who may be providing assistance thereto, of their consent for the adoption of the proposed resolutions, such consent must be confirmed in writing by the directors. Such written  confirmations shall be immediately delivered to the Chairman of the Board and the Secretary by any means that may ensure their receipt.

3. Immediately upon receipt of all the directors’ written confirmations, the Chairman of the Board and the Secretary will record in the book of minutes the minutes containing the corresponding resolutions, provided that such minutes must contain all the resolutions adopted and must be signed by the Chairman of the Board and the Secretary.
The minutes shall be dated as of the date on which the written consent of all the members of the Board of Directors was received.

Directors’ Liabilities

ARTICLE TWENTY FOUR. Duties and Obligations of the Directors.

The members of the Board of Directors of the Company, by reason of the acceptance of their appointments, will be subject to the care and loyalty duties set forth in Articles 29 to 37 and other applicable provisions of the Securities Market Law.

The liability regime applicable to the Board of Directors of the Company is set forth in Articles 29 to 40 and other applicable provisions of the Securities Market Law.

Subject to paragraph 24 c) of Article Eighteen hereof, and considering that directors are appointed by the shareholders’ meeting, for purposes of the Securities Market Law it shall not be deemed that a member of the Board of Directors has taken advantage, directly or indirectly, of a business opportunity that corresponded originally to the Company or to any entity under its control, if the relevant transaction is conducted within the ordinary course of business of the Company or any entity under its control or in which it has a significant influence, and it shall be deemed, instead, that such director has obtained the requisite authorization from the Board of Directors.

The directors’ liabilities to the Company shall be condoned by reason of (i) the express approval of their performance by the shareholders’ meeting, (ii) the implicit approval of the statement of financial position by the shareholders’ meeting, or (iii) the execution of shareholder resolutions by the directors in strict conformity with the instructions received to such effect.

The Committees

ARTICLE TWENTY FIVE. Formation

The Board of Directors, either directly or through a proposal of the Chief Executive Officer and for the performance of the responsibilities that these bylaws and the applicable legislation designate to them, will have the assistance of one or more committees created for such purpose.  When the Board of Directors resolves on the creation of a committee, it must determine the rules with respect of its formation, responsibilities, abilities, functions and related matters of said committee.

ARTICLE TWENTY SIX. Oversight

The oversight of the operations and compliance with the resolutions of the Shareholders meetings and Board of Directors will be the responsibility of one or two Committees that perform the Audit and Corporate Practices functions of the Company, as well as the entity that is responsible for the Company’s external audit.

ARTICLE TWENTY SEVEN. Formation and Functions of the Committees responsible for the Audit and Corporate Practices Functions.

The committee or committees responsible for the audit and corporate practices functions will be conformed exclusively by independent directors and a minimum of 3 members appointed by the Board of Directors based on a recommendation from the Chairman of the Board, all of whom must be independent directors. Holders of the Series BB shares will have the right to propose the appointment of at least one member.

If the Company is controlled by a shareholder or group of shareholders representing 50% (fifty percent) or more of its capital stock, the committee that conduct the corporate practices functions will be conformed at least by a majority of independent directors.

Members of the Corporate Practices and Audit Committees will be appointed for a one-year term, provided that they will remain in office after the expiration of their terms or their resignation until their successors have taken office, or for up to 30 days if their successors have not been appointed or taken office.

The President or Presidents of the Corporate Practices and Audit Committees will be designated and removed exclusively by the Shareholders General Meeting pursuant to a recommendation from the Chairman of the Board.  In addition, the individual or individuals that preside the Corporate Practices and Audit Committee or Committees must abide by the provisions of article 43 of the Securities Market Law and the other applicable legislation.

The Internal Regulation for each Committee, and its case, their amendments or additions, must be drafted and proposed by the applicable Committee, for the approval of the Board of Directors.

The Audit Committee must meet at least 4 (four) times per year, o with the frequency that the circumstances of its functions demand it: for its part, the Corporate Practices Committee will meet when subject matter related to its functions arises.  Administration officers and the independent auditor will assist to each working session, where they will participate as guests with a right of voice and no vote.  The Audit Committee must meet periodically with the internal auditor and the independent auditor in separate executive meetings.

ARTICLE TWENTY EIGHT. Corporate Practices Functions.

The Corporate Practices Committee will have as general function overseeing and decreasing the risk of entering into business for the benefit of a determined group of shareholders, subject to the authorizations or policies issued by the Board of Directors; supervise compliance of the Company’s mandatory legal and securities regulations provisions as well as other functions and responsibilities that include, among others:

(i)  Call shareholders meetings in accordance with the terms of the Securities Market Law.

(ii)  Approve the policies for the use and enjoyment of the assets conforming the Company’s estate.

(iii)  Prepare its respective annual report regarding its activities to be submitted to the Board of Directors, the annual report must include at least the following elements: (a) observations with respect to the performance of the relevant directors; (b) transactions with related parties during the period subject of the report; (c) salary or benefit packages of the Chief Executive Officer and the relevant directors of the Company; and (d) the waivers granted by the Board of Directors to a relevant board member, director or individual with authority in accordance with the terms of the Securities Market Law to take advantage of business opportunities for his own or for the benefit of third parties, in accordance with the terms or article Eighteen of these bylaws.  Support the Board of Directors in the creation of the accounting practices reports.

(iv)  Provide its opinion with respect to transactions with related parties.

(v)  Authorize a compensation package for the Chief Executive officer and the policies to determine compensation for the Relevant Directors.

(vi)  All others contemplated by the Securities Market Law, the administrative provisions issued in accordance with such Law in the bylaws or that are requested through a resolutions by the Shareholders or Board of Directors Meeting.

ARTICLE TWENTY NINE. Audit Functions

The Audit Committee will oversee and supervise the integrity of the financial information and the accounting, control and registration processes and systems of the Company and of the entities it controls; supervise the technical capacity, independence and functions of the entity that conducts the external audit, the efficiency of the internal controls of the Company and the valuation of financial risks.  In addition, it will have, among others, the following functions:

1. Requesting the opinion of independent exports as it may deem convenient for the adequate performance of its duties or as required by the Securities Market Law or any applicable regulations.

2. Calling shareholders’ meetings in accordance with the terms of the Securities Market Law and requesting the inclusion of any matters in the agenda that are deemed pertinent.

3. Overseeing the establishment of internal controls and procedures (including, without limitation, internal regulations and management controls and procedures) to ensure that the operations of the Company and the entities under its control comply with all applicable laws, and implementing compliance verification procedures.

4. Informing the Board of Directors of the status of the internal controls and internal audits of the Company and the entities under its control, including any deficiencies or deviations.

5. Preparing the opinions referred to in number 25 of Article Eighteen hereof and in the Securities Market Law, including, among others, the opinion referred to in Section IV(c) of Article 28 of the Securities Market Law with respect to the report submitted by the Chief Executive Officer, based on, among others, the report of the External Auditor, and forwarding such report to the Board of Directors for its subsequent submission to the shareholders’ meeting. Such opinion must indicate, at least:

(a) If the accounting and information policies and criteria followed by the Company are adequate and sufficient in light of its particular circumstances;
(b) If such policies and criteria have been consistently applied in the information prepared by the Chief Executive Officer, and
(c) If based on subparagraphs (a) and (b) above, the information prepared by the Chief Executive Officer reasonably reflects the financial condition and results of operations of the Company.

6. Providing assistance to the Board of Directors in connection with the preparation of the reports referred to in paragraphs 14(d) and (e) of Article Eighteen hereof.

7. Ensuring that the transactions referred to in number 24 and 25 of Article Eighteen hereof and Article 47 of the Securities Market Law, are carried out in accordance with the provisions thereof and with the policies applicable thereto.

8. Requesting reports from the executive officers and employees of the Company or the entities under its control, for the preparation of financial information or for such other purposes as it may deem necessary to perform its duties.

9. Investigating potential instances of non-compliance with the operating, internal control and accounting policies and guidelines of the Company and the entities under its control, based on the review of all evidentiary documents, records or other materials, to the extent necessary to ensure their compliance.

10. Receiving and analyzing recommendations and observations made by the shareholders, members of the Board of Directors, executive officer, external auditors or any third party in connection with the matters referred to in paragraph 9 hereof, and taking the necessary actions.

11. Establishing and publishing procedures for the receipt, filing and handling of complaints regarding the Company’s accounting records, internal controls or audit reports, preserving the confidentiality and anonymousness of any report concerning questionable accounting or auditing practices filed by the Company’s employees.

12. Meeting from time to time with the executive officers, and requesting from them any information as it may deem convenient with respect to the internal controls and internal audits of the Company and the entities under its control.

13. Informing the Board of Directors of any material irregularities encountered during the performance of its duties and, as the case may be, any corrective measures taken or proposed to be taken.

14. Overseeing the execution of the shareholders’ and directors’ resolutions by the Chief Executive Officer in accordance with the instructions provided thereto by the shareholders or the directors.

15. Discussing the financial statements of the Company with the persons responsible for their preparation and review, and recommending the approval or rejection thereof to the Board of Directors.

16. Selecting the External Auditor of the Company and recommending to the Board of Directors the appointment of such person.

17. Establishing the procedure for the prior approval of any auditing or other services to be provided by the independent auditors, and approving beforehand, in accordance with such procedure, any auditing and other services provided by such auditors, as required by the applicable laws and regulations of the jurisdictions where the Company’s shares are listed.

18. Evaluating the performance of and the reports, opinions and documents prepared by the organization responsible for the external auditing duties. To such effect, the Committee may require the presence of the External Auditor, provided that it will be required to meet with the External Auditor at least once a year.

19. Reviewing, together with the External Auditor, the financial information to be included in the Company’s annual report, including the information contained in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition”, and the opinion of such person with respect to the adequateness of the Company’s accounting principles, the opinions used as a basis for the preparation of the financial statements, and the transparency of the information contained therein. The Audit Committee will also discuss with the independent auditors the results of the annual audit and such other matters required to be disclosed thereto by such auditors.

20. Preparing and presenting to the Board of Directors an annual report on its activities.

21. Reviewing, together with the independent auditors, any problems or difficulties encountered by such auditors during the preparation of the annual or other audit, as well as any communication sent by such auditors to the Company’s management and the Company’s response to such communication. Such review must include (i) any limitations imposed on their auditing activities or any obstacle encountered to obtain access to the necessary information, (ii) any disagreement with the Company’s management with respect to generally accepted accounting principles or other matters, and (iii) any material revision to the financial statements recommended by such auditors and any rejected proposals, irrespective of their relevance.

22. (i) Investigating any matter that may come to its attention, enjoying of unrestricted access to all the books, records, facilities and personnel of the Company; (ii) maintaining external counsel, external accountants and other advisors; and (iii) require any officer, employee, independent auditor, internal auditor, provider of audit services, to attend the meetings of the Audit Committee or meet with any members or advisors of the Audit Committee. The Company must provide the Audit Committee with sufficient funds to pay the fees of its independent auditors and other advisors, and all administrative expenses incurred by the Audit Committee in connection with the performance of its duties.

23. Such other duties set forth in these bylaws and the Securities Market Law.

To support the functions of the Audit Committee, the Company, through its Board of Directors, will designate appropriate and required funds for the Committee to cover the compensation of the external auditor, compensations of hired external advisors and common administrative expenses incurred by the Committee in fulfillment of its responsibilities.

ARTICLE THIRTY. Special Delegate.

The Audit Committee will have the ability to hire a specialist, who will have the necessary authority to ensure the compliance by the Strategic Partner with its obligations under the Technical Assistance Agreement and inform said Committee.

Executive Officers

ARTICLE THIRTY ONE. Chief Executive Officer.

The conduction and execution of the business activities of the Company and the entities under its control will be entrusted to the Chief Executive Officer, subject to the strategies, policies and guidelines approved by the Board of Directors.

To perform his duties, the Chief Executive Officer will have broad powers of attorney for acts of administration and lawsuits and collections, including any special powers requiring a special provision pursuant to the law. In addition, the Chief Executive Officer will have such powers of attorney for acts of domain as the Board of Directors may determine pursuant to paragraph 22 of Article Eighteen above.

Without prejudice of the above, the Chief Executive office must

1. Propose to the Board of Directors the business strategies of the Company and the entities under its control, based on the information provided by them.

2. Execute the shareholders’ and directors’ resolutions pursuant to the instructions received therefrom.

3. Propose to the Audit Committee the internal control and internal audit guidelines of the Company and the entities under its control, and implement the guidelines approved to such effect by the Board of Directors.

4. Sign and execute, together with the executive directors responsible for its preparation within the scope of their respective duties, all the relevant information of the Company.

5. Disclose to the public, in the manner prescribed by the Securities Market Law, any relevant events and information required to be disclosed thereto.

6. Comply with the provisions applicable to the execution of any transaction involving the acquisition and placement of the Company’s own shares pursuant to the instructions of the Board of Directors.

7. Implement, directly or through an authorized delegate, within the limits of his authority or as instructed by the Board of Directors, any corrective or liability action.

8. Confirm the payment of all capital contributions owed by the shareholders.

9. Comply with the provisions set forth in the law and these bylaws in connection with the payment of dividends to the shareholders.

10. Ensure the maintenance of the Company’s accounting, record keeping and information systems.

11. Prepare and present to the Board of Directors the report provided for in Article 172 of the General Law of Business Corporations, except for section (b) thereof.

12. Establish internal controls and procedures to ensure that all operations of the Company and the entities under its control comply with all applicable laws, and to monitor the results of such internal controls and procedures and take any necessary actions in connection therewith.

13. Commence liability actions in the terms set forth in the Securities Market Law and these bylaws, against any related party or third party for any damages suffered by the Company, the entities under its control or any entity in which the Company has significant influence, as a result of their actions, unless the Board of Directors, based on the opinion of the Audit Committee, shall determine that such damages are immaterial.

ARTICLE THIRTY TWO. Executive Officers.

In order to adequately perform his duties and satisfy his obligations, the Chief Executive Officer will seek the assistance of the executive officers or employees of the Company or the entities under its control that may have been designated to provide such assistance.

The Chief Executive Officer and the executive officers will be subject to the provisions contained in Articles 29, 45, 46 and other applicable provisions of the Securities Market Law.

ARTICLE THIRTY THREE. Powers of the Chief Executive Officer.

The Chief Executive officer will have the following general powers for the performance of its functions:

1. Power of attorney for lawsuits and collections, including all general and those special powers required to be expressly provided for in accordance with the law.  Accordingly, pursuant to the first paragraph of Article 2,554 and Article 2,587 of the Federal Civil Code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District, such power will be subject to no restriction whatsoever and will confer thereto the authority to file and withdraw amparo claims and criminal complaints, cooperate with the attorney general’s office, grant pardons in those instances permitted by the law, to transact, submit to arbitration, ask and respond to any questions, require judges to excuse themselves, receive payments and carry out all actions expressly permitted by the law, including representing the Company before any criminal, civil, fiscal, administrative or labor court or authority.

2. Power of attorney for administrative matters pursuant to the second paragraph of Article 2,554 of the Federal Civil Code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District, so as to carry out the Company’s purpose.

3. Power of attorney for administrative matters to exercise voting rights over shares, membership interests or securities or equity interests, the Chief Executive Officer must have the prior authorization of the Board of Directors to act in accordance with the policies that the Board determines.

4. Power of attorney for labor related administrative matters pursuant to Articles 692, 786, 866 and 870 and other related provisions of the Federal Labor Law, to appear before any labor authority during the initial or any subsequent stage of any labor proceeding to which the Company may be a party or in which it may have an interest, and ask, formulate and respond to any formal requests of case positions.

5. Power of attorney for labor lawsuits and collections pursuant to Articles 2,554 and 2,587 of the Federal Civil code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District, including, without limitation, the authority to represent the Company before all federal and local courts and authorities generally and, particularly, any Conciliation and/or Arbitration Board and the Ministry of Labor or any other labor authority or administrative, criminal or civil court, and authority to participate in any proceedings arising from any employment or amparo claims, ask and respond to any questions, and carry out any other necessary actions as the Company’s legal representative.

6. Power of attorney for acts of domain pursuant to the third paragraph of Article 2,554 of the Federal Civil Code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District.  Nonetheless, the performance of such acts of domain by the Chief Executive Officer will be limited as follows: (a) in the case of the sale of real estate owned by the Company and shares or membership interests of the companies controlled by the Company, the Chief Executive Officer must co-sign with the individuals determined by the Board of Directors or with the prior authorization of the Board of Directors or the Shareholders Meeting: (b) in the case of the transactions described under item (c) of section III of article 28 of the Securities Market Law, with the prior authorization from the Board of Directors: and/or (c) when the transaction involves an amount equal or in excess to 20% of the Company’s stockholder’s equity, with the prior authorization of the Shareholders Meeting.

7. Power of attorney to issue, endorse and subscribe credit instruments pursuant to Article 9 of the General Law on Negotiable Instruments and Credit Transactions.

8. Power of attorney to open bank accounts under the Company’s name, withdraw funds therefrom and designate any authorized signatories.

9. Ability to grant and delegate general and special powers of attorney, revoke them and substitute them in whole or in part, in accordance with the powers it has, expressly including the ability of enabling those individuals to whom it grants said powers, can, in turn, grant, delegate, substitute or revoke them in whole or in part in favor of third parties.

Shareholders’ Meetings

ARTICLE THIRTY FOUR. Types of Meetings.

Shareholders’ meetings may be general ordinary or extraordinary meetings, or special meetings, and must be held in the corporate domicile of the Company. General extraordinary meetings are (i) those called to consider any of the matters set forth in Article 182 of the General Law of Business Corporations and Articles Forty Three and Forty Four of these bylaws, (ii) those called to consider the assumption, directly or indirectly, of any debt, liability or obligation by the holders of the Series BB shares or their Related Parties, which may result in the imposition of any limitation to the ability of Company or its subsidiaries to make any investment not included in the master program or annual business plan referred to in paragraph 1 of Article Eighteen or the master program or annual business plan approved for the Company or any of its subsidiaries, including, specifically, the master development program referred to in paragraph 6(a) of Article Eighteen of these bylaws, in accordance with Article 38 of the Airport Law, and (iii) those called to consider the cancellation of the registration of the Company’s shares in the National Registry of Securities, the Mexican Stock Exchange or any other domestic or foreign exchange on which such shares are listed, excluding any quotation system or other market not organized as a stock exchange. All other meetings are ordinary, except those held to consider any matter that may affect a particular class or series of shares, in are special meetings.

ARTICLE THIRTY FIVE. Notices.

Calls for shareholders’ meetings must be made by the Chairman, the Secretary, any two directors, the Audit Committee or the Corporate Practices Committee. Any shareholder or group of shareholders representing at least 10% (ten percent) of the capital stock has the right to request that the Chairman of the Board of Directors, the Audit Committee or the Corporate Practices Committee call a shareholders’ meeting to discuss the matters indicated in the relevant request. The same right will be available to any shareholder in the events set forth in Article 185 of the General Law of Business Corporations. If the Chairman of the Board of Directors, the Audit Committee or the Corporate Practices Committee, as the case may be, fails to call a meeting within 15 (fifteen) calendar days following receipt of the request, the relevant shareholder or group of shareholders may request that the call be made by a competent court with jurisdiction in the Company’s domicile, provided that such shareholder or shareholders submit evidence thereto of their share ownerships and their original request.

The Chairman of the Audit Committee or, as the case may be, the Corporate Practices Committee, may request the inclusion of any matter that they may deem convenient in the agenda for a shareholders’ meeting.

ARTICLE THIRTY SIX. Publication of Notices for Meetings.

Calls for shareholders’ meetings must be published in the Official Gazette of the Federation or in one newspaper of general circulation in Mexico at least 15 (fifteen) calendar days prior to the date of the meeting. Calls must set forth the place, date and time of the meeting and the matters to be addressed, and must be signed by whoever makes them, provided that calls made by the Board of Directors must be signed by the Chairman, the Secretary or a delegate appointed by the Board of Directors, and calls made by a committee must be signed by the Chairman of the relevant committee.

Shareholders’ meetings will be validly held and convened without the need of a prior call whenever all the shares representing the capital of the Company are duly represented.
All information and documents with respect to the matters to be addressed at the meeting must be made available to the shareholders, free of charge, as of the date of publication of the call for such shareholders’ meeting.

ARTICLE THIRTY SEVEN. Admission.

Only those persons registered on the Company’s share registry as holders of one or more shares will be admitted to any shareholders’ meeting, provided they have obtained the necessary admission ticket. The share registry will be closed three (3) days prior to the date of the meeting.

To be admitted to any shareholders’ meeting, shareholders must submit the necessary admission ticket, which will only be issued upon request made not later than on the business day immediately preceding the date of the meeting, together with a certificate of deposit of the relevant share certificates issued by the Secretary of the Company or by a securities deposit institution or a Mexican or foreign bank in accordance with the Securities Market Law. Shares deposited in order to be admitted to a shareholders’ meeting will not be returned until after the relevant meeting, by means of the delivery of the corresponding certificate to the shareholders or their legal representatives.

Members of the Board of Directors may not represent the shareholders at any shareholders’ meeting. Shareholders may be represented at any shareholders’ meeting by one or more attorneys-in-fact appointed through a proxy executed before two witnesses, or through the proxy forms prepared by the Company. Such proxy forms must include the name of the Company and the matters included in the agenda for the meeting, provided that the matters referred to in Articles 181 and 182 of the General Law of Business Corporations may in no event be deal with by the meeting under any item of the agenda referred to as “general matters”, and must leave room for any instructions as to the manner in which such proxy shall be exercised. Such proxy forms will be made available to the shareholders and to any securities intermediary representing any shareholder, within the term set forth in Article 173 of the General Law of Business Corporations. The Secretary of the Board of Directors will be required to verify the compliance of the provisions contained herein and present to the shareholders’ meeting a report to such effect, and such circumstance will be noted in the minutes of the relevant shareholders’ meeting.

ARTICLE THIRTY EIGHT. Minutes.

Minutes of shareholders’ meetings will be recorded in a special book maintained to such effect, and must be signed by the Chairman and the Secretary of the meeting and by any shareholder or attorney-in-fact who may so wish. Pursuant to Article Thirty Seven hereof, any document evidencing any shareholders’ resolution must be recorded in the aforementioned book.

ARTICLE THIRTY NINE. Chairman and Secretary.

Shareholders’ meetings shall be presided over by the Chairman of the Board or, in his absence, by the person appointed by a majority of the shareholders present. The Secretary of the Board of Directors or, in his absence, the Alternate Secretary or, in his absence, the person appointed by a majority of the shareholders present, will serve as Secretary of any shareholders’ meeting.

ARTICLE FORTY. Ordinary Shareholders’ Meetings.

An ordinary shareholders’ meeting must be held at least once a year, within the first four months following the end of each fiscal year. In addition to the matters indicated in the relevant agenda, the annual ordinary shareholders’ meeting will deal with the following matters: (i) review, approve or modify the report of the Board of Directors referred to in Article 172 of the General Law of Business Corporations (excluding the last paragraph thereof) and the report of any committee; (ii) appoint or reelect the members of the Board of Directors and, as the case may be, the members of any committee; (iii) determine, based on a recommendation from the Corporate Practices Committee, the remunerations of the members of the Board of Directors and, as the case may be, the members of any committees; and (iv) submit to the shareholders the report provided for in Article 172 of the General Law of Business Corporations with respect to the Company, including a report with respect to any company in which the Company holds a majority of the shares of stock, if the Company’s interest therein amounts to 20% (twenty percent) or more of the stockholders’ equity according to the statement of financial position as of the end of the relevant fiscal year.

ARTICLE FORTY ONE. Written Resolutions.

Resolutions with respect to any matter requiring shareholders’ approval must be adopted without the need to hold a shareholders’ meeting, by unanimous written consent of all the shareholders that would have been entitled to vote with respect to such matter had a shareholders’ meeting been held. Any resolution so adopted will have the same legal effect and consequences as the resolutions adopted during any shareholders’ meeting. Resolutions may be adopted by unanimous written consent of the shareholders without need for a call or other formality, except for the execution of the document evidencing such resolutions by all the shareholders entitled to vote in connection therewith. All documents constituting an integral part of such resolutions must be attached to the relevant file. Resolutions adopted pursuant to this Article must be recorded in the Book of Minutes maintained by the Company, and must be signed by the Chairman and the Secretary of the Board of Directors.

Voting at Shareholders’ Meetings

ARTICLE FORTY TWO. Voting Rights.

Each share entitles the holder to one vote at any shareholders meeting.

Any shareholder or group of shareholders representing at least 10% (ten percent) of the shares present at a shareholders’ meeting may request that voting on any matter with respect to which they are not sufficiently informed be postponed, subject to the terms and conditions set forth in Article 50, Section III, of the Securities Market Law.

Any shareholder or group of shareholders representing 20% (twenty percent) of the Company’s capital may challenge the resolutions adopted at a general shareholders’ meeting with respect to any matter on which they are entitled to vote, subject to the provisions of Article 51 of the Securities Market Law and Articles 201 and 202 of the General Law of Business Corporations.

ARTICLE FORTY THREE. Quorum.

Ordinary shareholders’ meetings are regarded as legally convened pursuant to a first call when at least 50% (fifty percent) of the shares representing the Company’s capital are present or represented, and the resolutions of such meetings are valid when approved by the affirmative vote of a majority of the shares present or represented at the meeting (a “Majority of Votes”). Ordinary shareholders’ meetings convened pursuant to a second or subsequent call are regarded as legally convened regardless of the number of shares represented, and the resolutions of such meetings are valid when approved by a Majority of Votes.

Extraordinary and special shareholders’ meetings are regarded as legally convened pursuant to a first call when at least 75% (seventy five percent) of the shares representing the Company’s capital are represented. Extraordinary shareholders’ meetings convened pursuant to a second or subsequent notice are regarded as legally convened regardless of the number of shares represented. Resolutions at extraordinary shareholders’ meetings convened pursuant to a first or subsequent notice are valid when approved by the affirmative vote of more than 50% (fifty percent) of the shares representing the Company’s capital, except that (i) resolutions with respect to the matters set forth in Article Eight hereof must be approved by the affirmative vote of at least 95% (ninety five percent) of the Company’s capital, (ii) resolutions with respect to the matters set forth in Article Forty Four hereof must be approved by the affirmative vote of at least 95% (ninety five percent) of the Company’s capital of the affirmative vote of a majority of the Series BB shares, and (iii) resolutions with respect to the following matters, which are expressly reserved to the extraordinary shareholders’ meeting and must be approved by the affirmative vote of at least 75% (seventy five percent) of the Company’s capital:

1. Any amendment to these bylaws which changes or deletes the authorities of the Committees created by the Company and its subsidiaries, or eliminates or modifies any minority rights;

2. Any action resulting in the cancellation of the concessions granted by the Federal Government to the Company or its subsidiaries, or any assignment of rights arising therefrom;

3. Termination of the Participation Agreement between the Company and the Strategic Partner;

4. Any merger by the Company with an entity the business of which is not directly related to the principal line of business of the Company and its subsidiaries, and

5. The spin-off, dissolution or liquidation of the Company.

ARTICLE FORTY FOUR. Consent of the Holders of the Series BB Shares.

So long as the Series BB shares represent at least 7.65% (seven point sixty five percent) of the Company’s paid-in capital, the adoption of any resolution with respect to the following matters by the ordinary or extraordinary shareholders’ meeting will be subject to the affirmative vote of at least 95% (ninety five percent) of the Company’s capital or a majority of the Series BB shares:

(i) Approval of the financial statements of the Company and its subsidiaries;

(ii) The Company’s advanced dissolution or liquidation;

(iii) The increase or decrease of the capital stock of the Company or its subsidiaries;

(iv) The declaration and payment of dividends;

(v) The amendment of the Company’s bylaws;

(vi) Any merger, spin-off or stock reclassification, consolidation or split;

(vii) The granting or amendment of any special rights in favor of one or more series of the Company’s shares;

(viii) Any resolution that results in the amendment or invalidation of a resolution validly adopted by the Board of Directors pursuant to the last paragraph of Articles Eighteen and Nineteen hereof, and

(ix) The matters set forth in the last paragraphs of Articles Eighteen and Nineteen hereof.

Withdrawal Rights

ARTICLE FORTY FIVE. Appraisal.

Pursuant to Article 206 of the General Law of Business Corporations, any shareholder will have the right to withdraw from the Company and request the redemption of its shares. The redemption of such shareholder’s shares will be effected at the lower of (i) 95% of the trading price of the shares, determined based on the average of the prices of the shares on the 30 (thirty) days on which the shares may have been quoted prior to the effective date of the resolution that prompted the withdrawal, provided that such 30 (thirty) days are comprised within a six (6) month period, or if the number of days on which the shares were traded during such period is less than 30 (thirty), the number of days on which the shares were traded, or (ii) the book value of the shares pursuant to the balance sheet as of the end of the fiscal year immediately preceding the year in which the withdrawal will become effective, as approved by the general ordinary shareholders’ meeting; provided, that the shareholder must have voted against a resolution adopted at a shareholders’ meeting with respect to a change in the corporate purpose, nationality or corporate forma of the Company, or any merger involving the Company, and that the relevant request if filed within 15 (fifteen) days of such meeting.

The reimbursement amount will be payable by the Company beginning the next day from the general ordinary shareholders’ meeting that approves the balance sheet for the year in which the withdrawal will become effective.

Financial Information

ARTICLE FORTY SIX. Report of the Board of Directors.

The Board of Directors must prepare and present to the shareholders’ meeting held after the end of each fiscal year, a report containing the financial information required by Article 172 of the General Law of Business Corporations and Section 3 of Article Twenty Two hereof. Such financial information, together with any supporting documentation, must be made available to all shareholders upon request, in the Company’s domicile.

ARTICLE FORTY SEVEN. External Auditor.

The Board of Directors will retain the services of the external auditor proposed by the Audit Committee.

Any change or removal of the external auditor will be subject to approval by a majority of the members of the Audit Committee.

The Company’s external auditor may be invited to attend the meetings of the Board of Directors, may participate in any discussions therein, will not be entitled to vote thereat and must refrain from attending any meeting to consider any matter in connection with which he may have a conflict of interests or which may compromise his independent status.

Profits and Losses; Fiscal Years

ARTICLE FORTY EIGHT. Profits.

Subject to the applicable law and the reserves and provisions required thereby, the net annual profits of the Company will be allocated as follows:

1. Five percent (5%) will be used to create or increase a legal reserve fund until the amount thereof equals at least 20% (twenty percent) of the Company’s capital;

2. The amounts determined by the shareholders’ meeting will be segregated and used to create or increase any general or special reserves;

3. The shareholders’ meeting may elect to create or increase the Company’s working capital reserve to any extent necessary, and

4. The balance, if any, may be used to pay dividends to the shareholders according to the amounts, terms and conditions approved by the shareholders’ meeting.

ARTICLE FORTY NINE. Losses.

The Company’s losses, if any, will be paid off with any capital reserves and, if such capital reserves are insufficient, with the paid-in capital or any other accounting item as the shareholders’ meeting may determine.

ARTICLE FIFTY. Fiscal Years.

The Company’s fiscal year will run from January 1 to December 31 of each year, except for the year in which the Company is liquidated.

Dissolution and Liquidation

ARTICLE FIFTY ONE. The Company will be dissolved in the events set forth in Article 229 of the General Law of Business Corporations.

ARTICLE FIFTY TWO. Once dissolved, the Company will be liquidated. The liquidation will be entrusted to one or more liquidators appointed by the shareholders’ meeting. Pursuant to Article 236 of the General Law of Business Corporations, if the shareholders’ meeting does not appoint the liquidators, such appointment will be made by a civil or district judge with jurisdiction in the Company’s domicile.

ARTICLE FIFTY THREE Absent specific instructions to the contrary from the Company to the liquidators, the liquidation will be carried out in accordance with the following order of priority:

1. Settlement of all outstanding transactions in the manner that is least detrimental to the Company’s creditors and shareholders;
2. Collection and payment of debts;
3. Sale of the Company’s assets;
4. Preparation of the final balance sheet, and
5. Distribution of the remaining assets, if any, to the shareholders in proportion to their respective interests.